Exhibit 99.1

News
KeyCorp 127 Public Square Cleveland, OH 44114

CONTACTS:	ANALYSTS	MEDIA
	Vernon L. Patterson	William C. Murschel
	216.689.0520	216.828.7416
	Vernon_Patterson@KeyBank.com	William_C_Murschel@KeyBank.com

Christopher F. Sikora
216.689.3133
Chris_F_Sikora@KeyBank.com

INVESTOR		KEY MEDIA
RELATIONS:	www.key.com/ir	NEWSROOM: www.key.com/newsroom
FOR IMMEDIATE RELEASE
KEYCORP REPORTS FIRST QUARTER 2010 RESULTS
♦	Net loss from continuing operations narrows to $.11 per common share

♦	Net interest margin increases to 3.19%

♦	Nonperforming loans decrease by $122 million from fourth quarter of 2009 to 3.69% of portfolio loans

♦	Net charge-offs decline $186 million from fourth quarter 2009

♦	Loan loss reserve at $2.4 billion, or 4.34% of total loans

♦	Capital and liquidity positions remain strong

♦	Tier 1 common equity and Tier 1 risk-based capital ratios of 7.53% and 12.96%, respectively

♦	$5.3 billion in new or renewed lending commitments originated
     CLEVELAND, April 21, 2010 — KeyCorp (NYSE: KEY) today announced a first quarter net loss from continuing operations attributable to Key common shareholders of $98 million, or $.11 per common share. These results compare to a net loss from continuing operations attributable to Key common shareholders of $507 million, or $1.03 per common share, for the first quarter of 2009. The first quarter of 2009 was negatively impacted by an $847 million loan loss provision and a $196 million ($164 million after tax) intangible assets impairment charge.
     A lower provision for loan losses and continued expense control resulted in a narrowing of Key’s first-quarter loss when compared to the fourth quarter of 2009. Net charge-offs declined by $186 million, and nonperforming loans showed continued improvement decreasing by $122 million from December 31, 2009. Key also experienced reduced expenses due to lower personnel expense and efficiency initiative efforts as well as a decrease in the provision for losses on lending-related commitments.
     “These results are encouraging and reflect our persistent focus over recent quarters to ensure that Key emerges strong and ready to grow as the economic recovery continues to take hold,” said Chief Executive Officer Henry L. Meyer III. “Particularly notable in the results is the improvement in net interest margin, a decrease in nonperforming loans for the second quarter in a row, and good expense control.”
     Meyer continued: “We are positioning Key for an improving economy. We have reduced our risk, continue to emphasize our core relationship businesses, and our balance sheet reflects strong capital, liquidity and loan loss reserve levels.”

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

     At March 31, 2010, Key’s estimated Tier 1 common equity and Tier 1 risk-based capital ratios were 7.53% and 12.96%, respectively.
     The Company originated approximately $5.3 billion in new or renewed lending commitments to consumers and businesses during the quarter.
     Key continues to invest in its relationship businesses, including its 14-state branch network. Meyer noted that Key opened eight new branches in the first quarter, expects to open an additional 32 new branches during the remainder of 2010, and continues to modernize its existing branches. The new and modernized branches underscore Key’s relationship strategy by leveraging its branch network to offer the full breadth of solutions, expertise, services and products that Key has to offer. Additionally, Key received recognition from Corporate Insight’s 2009 Bank Monitor which highlights firms that excel in key areas of the online banking experience. Key had previously been named a Customer Service Champion by BusinessWeek in its March 2009 edition. The Company is positioning its branch and online capabilities to enhance growth as the economy turns.
     During the quarter, Christopher M. Gorman was promoted to senior executive vice president and head of Key’s National Banking business. He also became vice chairman of KeyBank National Association. Mr. Gorman has been with Key for the past 19 years and was most recently president of KeyBanc Capital Markets. In his new role, Gorman is responsible for Key’s corporate, investment banking, capital markets, commercial real estate and equipment finance businesses.
     The following table shows Key’s continuing and discontinued operating results for the three-month periods ended March 31, 2010, December 31, 2009, and March 31, 2009.
Results of Operations

	Three months ended
in millions, except per share amounts	3-31-10	12-31-09	3-31-09

Summary of operations
Income (loss) from continuing operations attributable to Key	$(57)	$(217)	$(459)
Income (loss) from discontinued operations, net of taxes (a)	2	(7)	(29)

Net income (loss) attributable to Key	$(55)	$(224)	$(488)

Income (loss) from continuing operations attributable to Key	$(57)	$(217)	$(459)
Less: Dividends on Series A Preferred Stock	6	5	12
Cash dividends on Series B Preferred Stock	31	31	32
Amortization of discount on Series B Preferred Stock	4	5	4

Income (loss) from continuing operations attributable to Key common shareholders	(98)	(258)	(507)
Income (loss) from discontinued operations, net of taxes (a)	2	(7)	(29)

Net income (loss) attributable to Key common shareholders	$(96)	$(265)	$(536)

Per common share — assuming dilution
Income (loss) from continuing operations attributable to Key common shareholders	$(.11)	$(.30)	$(1.03)
Income (loss) from discontinued operations, net of taxes (a)	—	(.01)	(.06)

Net income (loss) attributable to Key common shareholders (b)	$(.11)	$(.30)	$(1.09)

(a)	In September 2009, management made the decision to discontinue the education lending business conducted through Key Education Resources, the education payment and financing unit of KeyBank National Association. In April 2009, management made the decision to curtail the operations of Austin Capital Management, Ltd., an investment subsidiary that specializes in managing hedge fund investments for its institutional customer base. As a result of these decisions, Key has accounted for these businesses as discontinued operations. Included in the loss from discontinued operations for the three-month period ended March 31, 2009, is a $23 million after tax, or $.05 per common share, charge for intangible assets impairment related to Austin Capital Management.

(b)	Earnings per share may not foot due to rounding.

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

     As shown in the following table, the comparability of Key’s earnings for the current, prior and year-ago quarters is affected by several significant items.
Significant Items Affecting the Comparability of Earnings

	First Quarter 2010			Fourth Quarter 2009			First Quarter 2009
	Pre-tax	After-tax	Impact	Pre-tax	After-tax	Impact	Pre-tax		After-tax		Impact
in millions, except per share amounts	Amount	Amount	on EPS	Amount	Amount	on EPS	Amount		Amount		on EPS

Provision for loan losses less (in excess of) net charge-offs	$109	$68	$.08	$(48)	$(31)	$(.04)	$(387)		$(242)		$(.49)
Net gains (losses) from principal investing (a)	21	13	.02	44	28	.03	(63)		(39)		(.08)
Realized and unrealized gains (losses) on loan and securities portfolios held for sale or trading	(11)	(7)	(.01)	(92)	(58)	(.07)	—		—		—
Credits related to IRS audits and leveraged lease tax litigation	—	—	—	—	106	.12	—		—		—
(Provision) credit for losses on lending-related commitments	2	1	—	(27)	(17)	(.02)	—		—		—
Noncash charge for intangible assets impairment	—	—	—	—	—	—	(196	) (b)	(164	) (b)	(.33	) (b)
Gain from sale/redemption of Visa Inc. shares	—	—	—	—	—	—	105		65		.13

(a)	Excludes principal investing results attributable to noncontrolling interests.

(b)	Excludes a $27 million ($23 million after tax, or $.05 per common share) charge for intangible assets impairment related to the discontinued operations of Austin Capital Management, Ltd.
EPS = Earnings per common share
SUMMARY OF CONTINUING OPERATIONS
     Taxable-equivalent net interest income was $632 million for the first quarter of 2010, and the net interest margin was 3.19%. These results compare to taxable-equivalent net interest income of $595 million and a net interest margin of 2.79% for the first quarter of 2009. The improvement in the net interest margin is primarily attributable to lower funding costs and improved yields on loans. During the past year the Company has experienced an improvement in the mix of deposits, resulting in a lower level of higher costing certificates of deposit and an increase in lower costing transaction accounts. The Company expects this change in funding mix to continue as higher costing certificates of deposit mature and are repriced to current market rates. This repricing and changing the mix of deposits should continue to benefit the Company’s net interest margin for the remaining quarters of 2010. Funding costs were also reduced by maturities of long-term debt and the 2009 exchanges of retail trust preferred securities for Key common shares.
     Compared to the fourth quarter of 2009, taxable-equivalent net interest income decreased by $5 million, and the net interest margin rose by 15 basis points. The increase in the net interest margin resulting from the improved funding mix was mostly offset by the lower day count and reduced average earning assets in the first quarter of 2010 compared to the fourth quarter of 2009.
     Key’s noninterest income was $450 million for the first quarter of 2010, compared to $478 million for the year-ago quarter. The decrease reflects a $105 million gain from the sale of Visa Inc. shares during the first quarter of 2009. In addition, operating lease income and gains on leased equipment decreased by $14 million and $18 million, respectively, compared to the first quarter of 2009 due to a lower level of leasing activity. Net gains of $37 million in the first quarter of 2010 from principal investing (including results attributable to noncontrolling interests), compared to net losses of $72 million for the same period last year, partially offset this decline in noninterest income.

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

     The major components of Key’s fee-based income for the past five quarters are shown in the following table.
Fee-based Income – Major Components

in millions	1Q10	4Q09	3Q09	2Q09	1Q09

Trust and investment services income	$114	$117	$113	$119	$110
Service charges on deposit accounts	76	82	83	83	82
Operating lease income	47	52	55	59	61
Letter of credit and loan fees	40	52	46	44	38
Corporate-owned life insurance income	28	36	26	25	27
Electronic banking fees	27	27	27	27	24
Insurance income	18	16	18	16	18
Net gains (losses) from principal investing	37	80	(6)	(6)	(72)
Investment banking and capital markets income (loss)	9	(47)	(26)	14	17

     Compared to the fourth quarter of 2009, noninterest income decreased by $19 million. This lower noninterest income resulted from a decrease of $43 million in principal investing results (including results attributable to noncontrolling interests), a $12 million decrease in letter of credit and loan fees, an $8 million decrease in income from corporate owned life insurance as well as decreases in various other miscellaneous income components. The negative effect of these factors was partially offset by a $56 million increase in results from investment banking and capital markets activities that was primarily attributable to changes in the fair values of certain commercial real estate related investments in the fourth quarter of 2009.
     Key’s noninterest expense was $785 million for the first quarter of 2010, compared to $927 million for the same period last year. Noninterest expense for the first quarter of 2009 was adversely affected by an intangible assets impairment charge of $196 million. Excluding this charge, noninterest expense for the current quarter was up $54 million, or 7%, from the year-ago quarter. Personnel expense increased by $3 million while nonpersonnel expense rose by $51 million, reflecting increases of $26 million in costs associated with OREO, including write-downs and losses on sales, and various other expense categories.
     Compared to the fourth quarter of 2009, noninterest expense decreased by $86 million. Personnel expense decreased by $38 million, due largely to lower incentive compensation. Nonpersonnel expense decreased by $48 million, reflecting a decrease in the provision for losses on lending-related commitments of $29 million, a $25 million reduction in professional fees and a decrease in operating lease expense of $11 million. These items were partially offset by a $22 million increase in various other expense categories.
ASSET QUALITY
     Key’s provision for loan losses was $413 million for the first quarter of 2010, compared to $847 million for the year-ago quarter and $756 million for the fourth quarter of 2009. Key’s allowance for loan losses was $2.4 billion, or 4.34% of total loans, at March 31, 2010, compared to 4.31% at December 31, 2009, and 2.88% at March 31, 2009.

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

     Selected asset quality statistics for Key for each of the past five quarters are presented in the following table.
Selected Asset Quality Statistics from Continuing Operations

dollars in millions	1Q10	4Q09	3Q09	2Q09	1Q09

Net loan charge-offs	$522	$708	$587	$502	$460
Net loan charge-offs to average loans	3.67%	4.64%	3.59%	2.93%	2.60%
Allowance for loan losses	$2,425	$2,534	$2,485	$2,339	$2,016
Allowance for credit losses (a)	2,544	2,655	2,579	2,404	2,070
Allowance for loan losses to period-end loans	4.34%	4.31%	4.00%	3.48%	2.88%
Allowance for credit losses to period-end loans	4.55	4.52	4.15	3.58	2.96
Allowance for loan losses to nonperforming loans	117.43	115.87	108.52	107.05	116.20
Allowance for credit losses to nonperforming loans	123.20	121.40	112.62	110.02	119.31
Nonperforming loans at period end	$2,065	$2,187	$2,290	$2,185	$1,735
Nonperforming assets at period end	2,428	2,510	2,799	2,548	1,994
Nonperforming loans to period-end portfolio loans	3.69%	3.72%	3.68%	3.25%	2.48%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	4.31	4.25	4.46	3.77	2.84

(a)	Includes the allowance for loan losses plus the liability for credit losses on lending-related commitments.
     Net loan charge-offs for the quarter totaled $522 million, or 3.67% of average loans. These results compare to $460 million, or 2.60%, for the same period last year and $708 million, or 4.64%, for the previous quarter.
     Key’s net loan charge-offs by loan type for each of the past five quarters are shown in the following table.
Net Loan Charge-offs from Continuing Operations

dollars in millions	1Q10	4Q09	3Q09	2Q09	1Q09

Commercial, financial and agricultural	$126	$218	$168	$168	$232
Real estate — commercial mortgage	106	165	81	87	21
Real estate — construction	157	181	216	133	104
Commercial lease financing	21	39	27	22	18

Total commercial loans	410	603	492	410	375
Home equity — Community Banking	30	27	25	24	17
Home equity — Other	17	19	20	18	15
Marine	38	33	25	29	32
Other	27	26	25	21	21

Total consumer loans	112	105	95	92	85

Total net loan charge-offs	$522	$708	$587	$502	$460

Net loan charge-offs to average loans from continuing operations	3.67%	4.64%	3.59%	2.93%	2.60%

Net loan charge-offs from discontinued operations — education lending business	$36	$36	$38	$37	$32

     Compared to the fourth quarter of 2009, net loan charge-offs in the commercial loan portfolio decreased by $193 million. The decrease was attributable to declines in both the commercial, financial and agricultural and real estate commercial mortgage and construction lines of business. The level of net charge-offs in the consumer portfolio rose by $7 million. As shown in the table on page 6, Key’s exit loan portfolio accounted for $153 million, or 29%, of Key’s total net loan charge-offs for the first quarter of 2010. Net charge-offs in the exit portfolio increased by $12 million from the fourth quarter of 2009. Management expects net charge-offs to remain elevated in 2010, but to continue to improve from the first quarter level in future quarters.
     At March 31, 2010, Key’s nonperforming loans totaled $2.1 billion and represented 3.69% of period-end portfolio loans, compared to 3.72% at December 31, 2009, and 2.48% at March 31, 2009. Nonperforming assets at March 31, 2010, totaled $2.4 billion and represented

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

4.31% of portfolio loans, OREO and other nonperforming assets, compared to 4.25% at December 31, 2009, and 2.84% at March 31, 2009. The following table illustrates the trend in Key’s nonperforming assets by loan type over the past five quarters.
Nonperforming Assets from Continuing Operations

dollars in millions	1Q10	4Q09	3Q09	2Q09	1Q09

Commercial, financial and agricultural	$558	$586	$679	$700	$595
Real estate — commercial mortgage	579	614	566	454	310
Real estate — construction	607	641	702	716	546
Commercial lease financing	99	113	131	122	109
Total consumer loans	222	233	212	193	175

Total nonperforming loans	2,065	2,187	2,290	2,185	1,735
Nonperforming loans held for sale	195	116	304	145	72
OREO and other nonperforming assets	168	207	205	218	187

Total nonperforming assets	$2,428	$2,510	$2,799	$2,548	$1,994

Restructured loans included in nonperforming loans (a)	$226	$364	$65	$7	—
Nonperforming assets from discontinued operations — education lending business	43	14	12	3	$3
Nonperforming loans to period-end portfolio loans	3.69%	3.72%	3.68%	3.25%	2.48%
Nonperforming assets to period-end portfolio loans, plus OREO and other nonperforming assets	4.31	4.25	4.46	3.77	2.84

(a)	Restructured loans (i.e. troubled debt restructurings) are those for which Key, for reasons related to a borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. These concessions are made to improve the collectability of the loan and generally take the form of a reduction of the interest rate, extension of the maturity date or reduction in the principal balance.
     Nonperforming assets decreased during the first quarter of 2010 which represents the second quarterly decline. Most of the reduction came from nonperforming loans and OREO in the commercial real estate line of business. These reductions were offset in part by an increase in nonperforming loans held for sale. As shown in the following table, Key’s exit loan portfolio accounted for $499 million, or 21%, of Key’s total nonperforming assets at March 31, 2010, compared to $599 million, or 24%, at December 31, 2009.
     The composition of Key’s exit loan portfolio at March 31, 2010, and December 31, 2009, the net charge-offs recorded on this portfolio for the first quarter of 2010 and the fourth quarter of 2009, and the nonperforming status of these loans at March 31, 2010, and December 31, 2009, are shown in the following table.
Exit Loan Portfolio from Continuing Operations

							Balance on
	Balance			Change	Net Loan		Nonperforming
	Outstanding			3-31-10 vs.	Charge-offs		Status
in millions	3-31-10		12-31-09	12-31-09	1Q10	4Q09	3-31-10	12-31-09

Residential properties — homebuilder	$269		$379	$(110)	$44	$53	$167	$211
Residential properties — held for sale	40		52	(12)	—	—	40	52

Total residential properties	309		431	(122)	44	53	207	263
Marine and RV floor plan	339		427	(88)	28	16	66	93
Commercial lease financing (a)	2,685		2,875	(190)	22	17	191	195

Total commercial loans	3,333		3,733	(400)	94	86	464	551
Home equity — Other	795		838	(43)	17	19	18	20
Marine	2,636		2,787	(151)	38	33	16	26
RV and other consumer	201		216	(15)	4	3	1	2

Total consumer loans	3,632		3,841	(209)	59	55	35	48

Total exit loans in loan portfolio	$6,965		$7,574	$(609)	$153	$141	$499	$599

Discontinued operations — education lending business	$6,268	(b)	$3,957	$2,311	$36	$36	$42	$13

(a)	Includes the business aviation, commercial vehicle, office products, construction and industrial leases, and Canadian lease financing portfolios; and all remaining balances related to lease in, lease out; sale in, sale out; service contract leases and qualified technological equipment leases.

(b)	Includes loans in Key’s education loan securitization trusts consolidated upon the adoption of new consolidation accounting guidance on January 1, 2010.

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

CAPITAL
     Key’s risk-based capital ratios included in the following table continued to exceed all “well-capitalized” regulatory benchmarks at March 31, 2010.
Capital Ratios

	3-31-10	12-31-09	9-30-09	6-30-09	3-31-09

Tier 1 common equity (a)	7.53%	7.50%	7.64%	7.36%	5.62%
Tier 1 risk-based capital (a)	12.96	12.75	12.61	12.57	11.22
Total risk-based capital (a)	17.11	16.95	16.65	16.67	15.18
Tangible common equity to tangible assets	7.37	7.56	7.58	7.35	6.06

(a) March 31, 2010 ratio is estimated.
     As shown in the preceding table, at March 31, 2010, Key had a Tier 1 common equity ratio of 7.53%, a Tier 1 risk-based capital ratio of 12.96%, and a tangible common equity ratio of 7.37%.
     Transactions that caused the change in Key’s outstanding common shares over the past five quarters are summarized in the following table.
Summary of Changes in Common Shares Outstanding

in thousands	1Q10	4Q09	3Q09	2Q09	1Q09

Shares outstanding at beginning of period	878,535	878,559	797,246	498,573	495,002
Common shares exchanged for capital securities	—	—	81,278	46,338	—
Common shares exchanged for Series A Preferred Stock	—	—	—	46,602	—
Common shares issued	—	—	—	205,439	—
Shares reissued (returned) under employee benefit plans	517	(24)	35	294	3,571

Shares outstanding at end of period	879,052	878,535	878,559	797,246	498,573

     During the first quarter of 2010, Key made a $31 million cash dividend payment to the U.S. Treasury Department. During 2009, Key made four quarterly dividend payments aggregating $125 million to the U.S. Treasury Department as a participant in the U.S. Treasury’s Capital Purchase Program.

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

LINE OF BUSINESS RESULTS
     The following table shows the contribution made by each major business group to Key’s taxable-equivalent revenue from continuing operations and income (loss) from continuing operations attributable to Key for the periods presented. The specific lines of business that comprise each of the major business groups are described under the heading “Line of Business Descriptions.” During the first quarter of 2010, Key re-aligned its reporting structure for its business groups. Previously, Consumer Finance consisted mainly of portfolios which were identified as exit or run-off portfolios and were included in Key’s National Banking segment. Effective for all periods presented, Key is reflecting the results of these exit portfolios in Other Segments. The automobile dealer floor plan business, previously included in Consumer Finance, has been re-aligned with the Commercial Banking line of business within the Community Banking segment. In addition, other previously identified exit portfolios included in the National Banking segment, including $309 million of homebuilder loans from the Real Estate Capital line of business and $2.685 billion of commercial leases from the Equipment Finance line of business, have been moved to Other Segments. For more detailed financial information pertaining to each business group and its respective lines of business, see the tables at the end of this release.
Major Business Groups

				Percent change 1Q10 vs.
dollars in millions	1Q10	4Q09	1Q09	4Q09	1Q09

Revenue from continuing operations (TE)
Community Banking	$599	$629	$612	(4.8)%	(2.1)%
National Banking (a)	376	342	423	9.9	(11.1)
Other Segments	96	128	(39)	(25.0)	N/M

Total Segments	1,071	1,099	996	(2.5)	7.5
Reconciling Items (b)	11	7	77	57.1	(85.7)

Total	$1,082	$1,106	$1,073	(2.2)%	.8%

Income (loss) from continuing operations attributable to Key
Community Banking	$5	$(41)	$12	N/M	(58.3)%
National Banking (a)	(33)	(211)	(394)	84.4%	91.6
Other Segments	(46)	(58)	(162)	20.7	71.6

Total Segments	(74)	(310)	(544)	76.1	86.4
Reconciling Items (b)	17	93	85	(81.7)	(80.0)

Total	$(57)	$(217)	$(459)	73.7%	87.6%

(a)	National Banking’s results for the first quarter of 2009 include a noncash charge for intangible assets impairment of $196 million ($164 million after tax).

(b)	Reconciling Items for the first quarter of 2009 included a $105 million ($65 million after tax) gain from the sale of Key’s remaining equity interest in Visa Inc.

TE = Taxable Equivalent, N/M = Not Meaningful

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

Community Banking

				Percent change 1Q10 vs.
dollars in millions	1Q10	4Q09	1Q09	4Q09	1Q09

Summary of operations
Net interest income (TE)	$412	$431	$423	(4.4)%	(2.6)%
Noninterest income	187	198	189	(5.6)	(1.1)

Total revenue (TE)	599	629	612	(4.8)	(2.1)
Provision for loan losses	142	230	141	(38.3)	.7
Noninterest expense	468	492	468	(4.9)	—

Income (loss) before income taxes (TE)	(11)	(93)	3	88.2	N/M
Allocated income taxes and TE adjustments	(16)	(52)	(9)	69.2%	(77.8)

Net income (loss) attributable to Key	$5	$(41)	$12	N/M	(58.3)%

Average balances
Loans and leases	$27,769	$28,321	$31,275	(1.9)%	(11.2)%
Total assets	30,873	31,048	34,171	(.6)	(9.7)
Deposits	51,459	52,640	51,655	(2.2)	(.4)

Assets under management at period end	$18,248	$17,709	$14,205	3.0%	28.5%

TE = Taxable Equivalent, N/M = Not Meaningful
Additional Community Banking Data

				Percent change 1Q10 vs.
dollars in millions	1Q10	4Q09	1Q09	4Q09	1Q09

Average deposits outstanding
NOW and money market deposit accounts	$18,650	$17,930	$17,376	4.0%	7.3%
Savings deposits	1,814	1,785	1,721	1.6	5.4
Certificates of deposit ($100,000 or more)	7,363	8,165	8,491	(9.8)	(13.3)
Other time deposits	12,559	13,708	14,723	(8.4)	(14.7)
Deposits in foreign office	502	529	714	(5.1)	(29.7)
Noninterest-bearing deposits	10,571	10,523	8,630	.5	22.5

Total deposits	$51,459	$52,640	$51,655	(2.2)%	(.4)%

Home equity loans
Average balance	$9,967	$10,101	$10,277
Weighted-average loan-to-value ratio (at date of origination)	70%	70%	70%
Percent first lien positions	53	53	53

Other data
Branches	1,014	1,007	989
Automated teller machines	1,501	1,495	1,479

Community Banking Summary of Operations
     Community Banking recorded net income attributable to Key of $5 million for the first quarter of 2010, compared to net income attributable to Key of $12 million for the year-ago quarter. Decreases in net interest income and noninterest income caused the decline.
     Taxable-equivalent net interest income declined by $11 million, or 3%, from the first quarter of 2009, due to a reduction in average earning assets which declined by $4 billion or 11%, from the year-ago quarter. Average deposits declined slightly from the first quarter of 2009. The mix of deposits has changed reflecting strong growth in noninterest-bearing deposits and negotiable order of withdrawal (“NOW”) accounts, as higher-costing certificates of deposit originated in prior years mature and reprice to current market rates.
     Noninterest income decreased by $2 million, or 1%, from the year-ago quarter, due to lower service charges on deposits and an increase in the reserve for credit losses from client derivatives. These factors were partially offset by higher income from trust and investment services, letter of credit fees and electronic banking fees. Assets under management have increased 29% from the same period one year ago.
     The provision for loan losses increased slightly compared to the first quarter of 2009. Community Banking’s provision for loan losses for the first quarter of 2010 exceeded its net

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

loan charge-offs by $26 million as consumer and business clients continue to experience lingering effects from the economic downturn and elevated unemployment levels.
     Noninterest expense remained flat from the year-ago quarter. Lower personnel costs, marketing, office supplies and printing, and a reduction in the provision for losses on lending-related commitments were offset by increases in FDIC deposit insurance, occupancy cost, and various other expense categories.
National Banking

				Percent change 1Q10 vs.
dollars in millions	1Q10	4Q09	1Q09	4Q09	1Q09

Summary of operations
Net interest income (TE)	$197	$210	$224	(6.2)%	(12.1)%
Noninterest income	179	132	199	35.6	(10.1)

Total revenue (TE)	376	342	423	9.9	(11.1)
Provision for loan losses	161	382	511	(57.9)	(68.5)
Noninterest expense (a)	270	299	428	(9.7)	(36.9)

Income (loss) before income taxes (TE)	(55)	(339)	(516)	83.8	89.3
Allocated income taxes and TE adjustments	(22)	(128)	(121)	82.8	81.8

Net income (loss)	(33)	(211)	(395)	84.4	91.6
Less: Net income (loss) attributable to noncontrolling interests	—	—	(1)	—	N/M

Net income (loss) attributable to Key	$(33)	$(211)	$(394)	84.4%	91.6%

Average balances
Loans and leases	$22,440	$24,011	$29,697	(6.5)%	(24.4)%
Loans held for sale	240	431	482	(44.3)	(50.2)
Total assets	26,269	28,253	37,208	(7.0)	(29.4)
Deposits	12,398	13,241	11,945	(6.4)	3.8

Assets under management at period end	$47,938	$49,230	$45,959	(2.6)%	4.3%

(a)	National Banking’s results for the first quarter of 2009 include a noncash charge for intangible assets impairment of $196 million ($164 million after tax).

TE = Taxable Equivalent, N/M = Not Meaningful
National Banking Summary of Operations
     National Banking recorded a net loss attributable to Key of $33 million for the first quarter of 2010, compared to a $394 million net loss attributable to Key for the same period one year ago. During the first quarter of 2009, results were adversely affected by an intangible assets impairment charge of $196 million ($164 million after tax). Also contributing to the improvement in the first quarter of 2010 was a substantial decrease in the provision for loan losses, partially offset by lower net interest income and noninterest income.
     Taxable-equivalent net interest income decreased by $27 million, or 12%, from the first quarter of 2009, primarily due to lower earning assets, partially offset by improved earning asset spreads. Average earning assets decreased by $8 billion, or 24%, from the year-ago quarter, reflecting reductions in the commercial and held-for-sale portfolios.
     Noninterest income declined by $20 million, or 10%, from the first quarter of 2009. Dealer trading and derivatives income decreased $26 million, primarily due to an increase in the reserve for credit losses from client derivatives of $21 million. Operating lease revenue was also $8 million lower than the first quarter of 2009.
     The provision for loan losses in the first quarter of 2010 was $161 million compared to $511 million for the same period one year ago. For the second quarter in a row, National Banking experienced an improvement in nonperforming assets.

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

     Excluding the intangible assets impairment charge in the first quarter of 2009, noninterest expense increased by $38 million, or 16%, from the first quarter of 2009, caused primarily by higher costs associated with OREO.
Other Segments
     Other Segments consist of Corporate Treasury, Key’s Principal Investing unit and various exit portfolios which were previously included within the National Banking segment. These exit portfolios were moved to Other Segments during the first quarter of 2010. Prior periods have been adjusted to conform with the current reporting of the financial information for each segment. Other Segments generated a net loss attributable to Key of $46 million for the first quarter of 2010, compared to a net loss attributable to Key of $162 million for the same period last year. These results reflect net gains from principal investing attributable to Key of $21 million during the current quarter, compared to net losses of $63 million in the year-ago quarter as well as a reduction in the loan loss provision for the exit portfolios.
Line of Business Descriptions
Community Banking
Regional Banking provides individuals with branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans. This line of business also provides small businesses with deposit, investment and credit products, and business advisory services.
Regional Banking also offers financial, estate and retirement planning, and asset management services to assist high-net-worth clients with their banking, trust, portfolio management, insurance, charitable giving and related needs.
Commercial Banking provides midsize businesses with products and services that include commercial lending, cash management, equipment leasing, investment and employee benefit programs, succession planning, access to capital markets, derivatives and foreign exchange.
National Banking
Real Estate Capital and Corporate Banking Services consists of two business units, Real Estate Capital and Corporate Banking Services.
Real Estate Capital is a national business that provides construction and interim lending, permanent debt placements and servicing, equity and investment banking, and other commercial banking products and services to developers, brokers and owner-investors. This unit deals primarily with nonowner-occupied properties (i.e., generally properties in which at least 50% of the debt service is provided by rental income from nonaffiliated third parties). Real Estate Capital emphasizes providing clients with finance solutions through access to the capital markets.
Corporate Banking Services provides cash management, interest rate derivatives, and foreign exchange products and services to clients served by both the Community Banking and National Banking groups. Through its Public Sector and Financial Institutions businesses, Corporate Banking Services also provides a full array of commercial banking products and services to government and not-for-profit entities, and to community banks. A variety of cash management services, including the processing of tuition payments for private schools, are provided through the Global Treasury Management unit.

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

Equipment Finance meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to other lines of business (primarily Institutional and Capital Markets, and Commercial Banking) if those businesses are principally responsible for maintaining the relationship with the client.
Institutional and Capital Markets, through its KeyBanc Capital Markets unit, provides commercial lending, treasury management, investment banking, derivatives, foreign exchange, equity and debt underwriting and trading, and syndicated finance products and services to large corporations and middle-market companies.
Through its Victory Capital Management unit, Institutional and Capital Markets also manages or offers advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.
Cleveland-based KeyCorp (NYSE: KEY) is one of the nation’s largest bank-based financial services companies, with assets of approximately $95 billion at March 31, 2010. Key companies provide investment management, retail and commercial banking, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. In 2009, KeyBank was awarded its seventh consecutive “Outstanding” rating for economic development achievements under the Community Reinvestment Act, the only national bank among the 50 largest in the United States to achieve this distinction from the Office of the Comptroller of the Currency. Key has also been recognized for excellence in numerous areas of the multi-channel customer banking experience, including Corporate Insight’s 2009 Bank Monitor for online service. For more information about Key, visit https://www.key.com/.

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

Notes to Editors:
A live Internet broadcast of KeyCorp’s conference call to discuss quarterly results and currently anticipated earnings trends and to answer analysts’ questions can be accessed through the Investor Relations section at https://www.key.com/ir at 9:00 a.m. ET, on Wednesday, April 21, 2010. An audio replay of the call will be available through April 28, 2010.
For up-to-date company information, media contacts and facts and figures about Key’s lines of business visit our Media Newsroom at https://www.key.com/newsroom.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Key’s financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Key’s control. Key’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Key’s actual results to differ materially from those described in the forward-looking statements can be found in Key’s Annual Report on Form 10-K for the year ended December 31, 2009, which has been filed with the Securities and Exchange Commission and is available on Key’s website (www.key.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Key does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.
###

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

Financial Highlights
(dollars in millions, except per share amounts)

	Three months ended
	3-31-10	12-31-09	3-31-09

Summary of operations
Net interest income (TE)	$632	$637	$595	(a)
Noninterest income	450	469	478

Total revenue (TE)	1,082	1,106	1,073
Provision for loan losses	413	756	847
Noninterest expense	785	871	927
Loss from continuing operations attributable to Key	(57)	(217)	(459)
Income (loss) from discontinued operations, net of taxes (b)	2	(7)	(29)
Net loss attributable to Key	(55)	(224)	(488	) (a)

Loss from continuing operations attributable to Key common shareholders	$(98)	$(258)	$(507)
Income (loss) from discontinued operations, net of taxes (b)	2	(7)	(29)
Net loss attributable to Key common shareholders	(96)	(265)	(536	) (a)

Per common share
Loss from continuing operations attributable to Key common shareholders	$(.11)	$(.30)	$(1.03)
Income (loss) from discontinued operations, net of taxes (b)	—	(.01)	(.06)
Net loss attributable to Key common shareholders	(.11)	(.30)	(1.09)

Loss from continuing operations attributable to Key common shareholders — assuming dilution	(.11)	(.30)	(1.03)
Income (loss) from discontinued operations, net of taxes — assuming dilution (b)	—	(.01)	(.06)
Net loss attributable to Key common shareholders — assuming dilution	(.11)	(.30)	(1.09	) (a)

Cash dividends paid	.01	.01	.0625
Book value at period end	9.01	9.04	13.82
Tangible book value at period end	7.91	7.94	11.76
Market price at period end	7.75	5.55	7.87

Performance ratios — From continuing operations:
Return on average total assets	(.26)%	(.94)%	(1.87)%
Return on average common equity	(4.95)	(12.60)	(28.26)
Net interest margin (TE)	3.19	3.04	2.79	(a)

Performance ratios — From consolidated operations:
Return on average total assets	(.23)%	(.93)%	(1.91	)% (a)
Return on average common equity	(4.85)	(12.94)	(29.87	) (a)
Net interest margin (TE)	3.13	3.00	2.77

Capital ratios at period end
Key shareholders’ equity to assets	11.17%	11.43%	10.19%
Tangible Key shareholders’ equity to tangible assets	10.26	10.50	9.23
Tangible common equity to tangible assets	7.37	7.56	6.06
Tier 1 common equity (c)	7.53	7.50	5.62
Tier 1 risk-based capital (c)	12.96	12.75	11.22
Total risk-based capital (c)	17.11	16.95	15.18
Leverage (c)	11.56	11.72	11.19

Asset quality — from continuing operations
Net loan charge-offs	$522	$708	$460
Net loan charge-offs to average loans	3.67%	4.64%	2.60%
Allowance for loan losses	$2,425	$2,534	$2,016
Allowance for credit losses	2,544	2,655	2,070
Allowance for loan losses to period-end loans	4.34%	4.31%	2.88%
Allowance for credit losses to period-end loans	4.55	4.52	2.96
Allowance for loan losses to nonperforming loans	117.43	115.87	116.20
Allowance for credit losses to nonperforming loans	123.20	121.40	119.31
Nonperforming loans at period end	$2,065	$2,187	$1,735
Nonperforming assets at period end	2,428	2,510	1,994
Nonperforming loans to period-end portfolio loans	3.69%	3.72%	2.48%
Nonperforming assets to period-end portfolio loans plus
OREO and other nonperforming assets	4.31	4.25	2.84

Trust and brokerage assets
Assets under management	$66,186	$66,939	$60,164
Nonmanaged and brokerage assets	19,201	27,190	21,786

Other data
Average full-time equivalent employees	15,772	15,973	17,468
Branches	1,014	1,007	989

Taxable-equivalent adjustment	$7	$7	$6

(a)	The following table entitled “GAAP to Non-GAAP Reconciliations” presents certain earnings data and performance ratios, excluding charges related to intangible assets impairment, and the tax treatment of certain leveraged lease financing transactions disallowed by the IRS. The table also shows the computations of certain financial measures related to “tangible common equity” and “Tier 1 common equity.” The table reconciles the GAAP performance measures to the corresponding non-GAAP measures, which provides a basis for period-to-period comparisons.

(b)	In September 2009, management made the decision to discontinue the education lending business conducted through Key Education Resources, the education payment and financing unit of KeyBank National Association. In April 2009, management made the decision to curtail the operations of Austin Capital Management, Ltd., an investment subsidiary that specializes in managing hedge fund investments for its institutional customer base. As a result of these decisions, Key has accounted for these businesses as discontinued operations.

(c)	3-31-10 ratio is estimated.

TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

GAAP to Non-GAAP Reconciliations
(dollars in millions, except per share amounts)
The table below presents certain earnings data and performance ratios, excluding (credits) charges related to intangible assets impairment and the tax treatment of certain leveraged lease financing transactions disallowed by the IRS. Management believes that eliminating the effects of significant items that are generally nonrecurring facilitates the analysis of results by presenting them on a more comparable basis.
The table also shows the computations of certain financial measures related to “tangible common equity” and “Tier 1 common equity.” The tangible common equity ratio has become a focus of some investors and management believes that this ratio may assist investors in analyzing Key’s capital position absent the effects of intangible assets and preferred stock. Traditionally, the banking regulators have assessed bank and bank holding company capital adequacy based on both the amount and composition of capital, the calculation of which is prescribed in federal banking regulations. As a result of the Supervisory Capital Assessment Program, the Federal Reserve has focused its assessment of capital adequacy on a component of Tier 1 capital, known as Tier 1 common equity. Because the Federal Reserve has long indicated that voting common shareholders’ equity (essentially Tier 1 capital less preferred stock, qualifying capital securities and noncontrolling interests in subsidiaries) generally should be the dominant element in Tier 1 capital, such a focus is consistent with existing capital adequacy guidelines and does not imply a new or ongoing capital standard.
Because the Tier 1 common equity is neither formally defined by GAAP nor prescribed in amount by federal banking regulations, this measure is considered to be a non-GAAP financial measure. Since analysts and banking regulators may assess Key’s capital adequacy using tangible common equity and Tier 1 common equity, management believes it is useful to provide investors the ability to assess Key’s capital adequacy on these same bases. The table also reconciles the GAAP performance measures to the corresponding non-GAAP measures.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Key has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components and to ensure that Key’s performance is properly reflected to facilitate period-to-period comparisons. Although these non-GAAP financial measures are frequently used by investors in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

	Three months ended
	3-31-10	12-31-09	3-31-09

Net income (loss)
Net income (loss) attributable to Key (GAAP)	$(55)	$(224)	$(488)
Charges (credits) related to intangible assets impairment, after tax	—	—	164
Charges (credits) related to leveraged lease tax litigation, after tax	—	(80)	—

Net income (loss) attributable to Key, excluding charges (credits) related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	$(55)	$(304)	$(324)

Preferred dividends and amortization of discount on preferred stock	$41	$41	$48

Net income (loss) attributable to Key common shareholders (GAAP)	$(96)	$(265)	$(536)
Net income (loss) attributable to Key common shareholders, excluding charges (credits) related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	(96)	(345)	(372)

Per common share
Net income (loss) attributable to Key common shareholders — assuming dilution (GAAP)	$(.11)	$(.30)	$(1.09)
Net income (loss) attributable to Key common shareholders, excluding charges (credits) related to intangible assets impairment and leveraged lease tax litigation — assuming dilution (non-GAAP)	(.11)	(.39)	(.76)

Performance ratios from consolidated operations
Return on average total assets: (a)
Average total assets	$95,578	$95,975	$103,815
Return on average total assets (GAAP)	(.23)%	(.93)%	(1.91)%
Return on average total assets, excluding charges (credits) related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	(.23)	(1.26)	(1.27)

Return on average common equity: (a)
Average common equity	$8,024	$8,125	$7,277
Return on average common equity (GAAP)	(4.85)%	(12.94)%	(29.87)%
Return on average common equity, excluding charges (credits) related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	(4.85)	(16.85)	(20.73)

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

GAAP to Non-GAAP Reconciliations (continued)
(dollars in millions, except per share amounts)

	Three months ended
	3-31-10	12-31-09	3-31-09

Tangible common equity to tangible assets at period end
Key shareholders’ equity (GAAP)	$10,641	$10,663	$9,968
Less: Intangible assets	963	967	1,029	(d)
Preferred Stock, Series B	2,434	2,430	2,418
Preferred Stock, Series A	291	291	658

Tangible common equity (non-GAAP)	$6,953	$6,975	$5,863

Total assets (GAAP)	$95,303	$93,287	$97,834
Less: Intangible assets	963	967	1,029	(d)

Tangible assets (non-GAAP)	$94,340	$92,320	$96,805

Tangible common equity to tangible assets ratio (non-GAAP)	7.37%	7.56%	6.06%

Tier 1 common equity at period end
Key shareholders’ equity (GAAP)	$10,641	$10,663	$9,968
Qualifying capital securities	1,791	1,791	2,582
Less: Goodwill	917	917	917
Accumulated other comprehensive income (loss) (b)	(25)	(48)	111
Other assets (c)	765	632	184

Total Tier 1 capital (regulatory)	10,775	10,953	11,338
Less: Qualifying capital securities	1,791	1,791	2,582
Preferred Stock, Series B	2,434	2,430	2,418
Preferred Stock, Series A	291	291	658

Total Tier 1 common equity (non-GAAP)	$6,259	$6,441	$5,680

Net risk-weighted assets (regulatory) (c),(e)	$83,171	$85,881	$101,077

Tier 1 common equity ratio (non-GAAP) (e)	7.53%	7.50%	5.62%

(a)	Income statement amount has been annualized in calculation of percentage.

(b)	Includes net unrealized gains or losses on securities available for sale (except for net unrealized losses on marketable equity securities), net gains or losses on cash flow hedges, and amounts resulting from the December 31, 2006, adoption and subsequent application of the applicable accounting guidance for defined benefit and other postretirement plans.

(c)	Other assets deducted from Tier 1 capital and net risk-weighted assets consist of disallowed deferred tax assets of $651 million at March 31, 2010, and $514 million at December 31, 2009, disallowed intangible assets (excluding goodwill), and deductible portions of nonfinancial equity investments.

(d)	Includes $2 million of other intangible assets classified as “discontinued assets” on the balance sheet.

(e)	3-31-10 amount or ratio is estimated.
TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

Consolidated Balance Sheets
(dollars in millions)

	3-31-10	12-31-09	3-31-09

ASSETS
Loans	$55,913	$58,770	$70,003
Loans held for sale	556	443	671
Securities available for sale	16,553	16,641	8,363
Held-to-maturity securities	22	24	25
Trading account assets	1,034	1,209	1,279
Short-term investments	4,345	1,743	2,917
Other investments	1,525	1,488	1,464

Total earning assets	79,948	80,318	84,722
Allowance for loan losses	(2,425)	(2,534)	(2,016)
Cash and due from banks	619	471	624
Premises and equipment	872	880	847
Operating lease assets	652	716	889
Goodwill	917	917	917
Other intangible assets	46	50	110
Corporate-owned life insurance	3,087	3,071	2,994
Derivative assets	1,063	1,094	1,707
Accrued income and other assets	4,150	4,096	2,615
Discontinued assets	6,374	4,208	4,425

Total assets	$95,303	$93,287	$97,834

LIABILITIES
Deposits in domestic offices:
NOW and money market deposit accounts	$25,068	$24,341	$23,599
Savings deposits	1,873	1,807	1,795
Certificates of deposit ($100,000 or more)	10,188	10,954	13,250
Other time deposits	12,010	13,286	14,791

Total interest-bearing deposits	49,139	50,388	53,435
Noninterest-bearing deposits	15,364	14,415	11,641
Deposits in foreign office — interest-bearing	646	768	801

Total deposits	65,149	65,571	65,877
Federal funds purchased and securities sold under repurchase agreements	1,927	1,742	1,565
Bank notes and other short-term borrowings	446	340	2,285
Derivative liabilities	1,103	1,012	927
Accrued expense and other liabilities	2,089	2,007	1,891
Long-term debt	11,177	11,558	14,978
Discontinued liabilities	2,490	124	137

Total liabilities	84,381	82,354	87,660

EQUITY
Preferred stock, Series A	291	291	658
Preferred stock, Series B	2,434	2,430	2,418
Common shares	946	946	584
Common stock warrant	87	87	87
Capital surplus	3,724	3,734	2,464
Retained earnings	5,098	5,158	6,160
Treasury stock, at cost	(1,958)	(1,980)	(2,500)
Accumulated other comprehensive income (loss)	19	(3)	97

Key shareholders’ equity	10,641	10,663	9,968
Noncontrolling interests	281	270	206

Total equity	10,922	10,933	10,174

Total liabilities and equity	$95,303	$93,287	$97,834

Common shares outstanding (000)	879,052	878,535	498,573

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

Consolidated Statements of Income
(dollars in millions, except per share amounts)

	Three months ended
	3-31-10	12-31-09	3-31-09

Interest income
Loans	$710	$749	$840
Loans held for sale	4	6	8
Securities available for sale	150	150	100
Held-to-maturity securities	1	—	1
Trading account assets	11	12	13
Short-term investments	2	3	3
Other investments	14	13	12

Total interest income	892	933	977

Interest expense
Deposits	212	246	300
Federal funds purchased and securities sold under repurchase agreements	1	1	1
Bank notes and other short-term borrowings	3	3	6
Long-term debt	51	53	81

Total interest expense	267	303	388

Net interest income	625	630	589
Provision for loan losses	413	756	847

Net interest income (expense) after provision for loan losses	212	(126)	(258)

Noninterest income
Trust and investment services income	114	117	110
Service charges on deposit accounts	76	82	82
Operating lease income	47	52	61
Letter of credit and loan fees	40	52	38
Corporate-owned life insurance income	28	36	27
Net securities gains (losses)	3 (a)	1 (a)	(14)
Electronic banking fees	27	27	24
Gains on leased equipment	8	15	26
Insurance income	18	16	18
Net gains (losses) from loan sales	4	(5)	7
Net gains (losses) from principal investing	37	80	(72)
Investment banking and capital markets income (loss)	9	(47)	17
Gain from sale/redemption of Visa Inc. shares	—	—	105
Gain (loss) related to exchange of common shares for capital securities	—	—	—
Other income	39	43	49

Total noninterest income	450	469	478

Noninterest expense
Personnel	362	400	359
Net occupancy	66	67	66
Operating lease expense	39	50	50
Computer processing	47	49	47
Professional fees	38	63	34
FDIC assessment	37	37	30
OREO expense, net	32	25	6
Equipment	24	25	22
Marketing	13	22	14
Provision (credit) for losses on lending-related commitments	(2)	27	—
Intangible assets impairment	—	—	196
Other expense	129	106	103

Total noninterest expense	785	871	927

Income (loss) from continuing operations before income taxes	(123)	(528)	(707)
Income taxes	(82)	(347)	(238)

Income (loss) from continuing operations	(41)	(181)	(469)
Income (loss) from discontinued operations, net of taxes	2	(7)	(29)

Net income (loss)	(39)	(188)	(498)
Less: Net income (loss) attributable to noncontrolling interests	16	36	(10)

Net income (loss) attributable to Key	$(55)	$(224)	$(488)

Income (loss) from continuing operations attributable to Key common shareholders	$(98)	$(258)	$(507)
Net income (loss) attributable to Key common shareholders	(96)	(265)	(536)

Per common share
Income (loss) from continuing operations attributable to Key common shareholders	$(.11)	$(.30)	$(1.03)
Income (loss) from discontinued operations, net of taxes	—	(.01)	(.06)
Net income (loss) attributable to Key common shareholders	(.11)	(.30)	(1.09)

Per common share — assuming dilution
Income (loss) from continuing operations attributable to Key common shareholders	$(.11)	$(.30)	$(1.03)
Income (loss) from discontinued operations, net of taxes	—	(.01)	(.06)
Net income (loss) attributable to Key common shareholders	(.11)	(.30)	(1.09)

Cash dividends declared per common share	$.01	$.01	$.0625

Weighted-average common shares outstanding (000)	874,386	873,268	492,813
Weighted-average common shares and potential common shares outstanding (000)	874,386	873,268	492,813

(a)	For the three months ended March 31, 2010, and December 31, 2009, Key did not have impairment losses related to securities.

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

Consolidated Average Balance Sheets, and Net Interest Income and Yields/Rates
From Continuing Operations
(dollars in millions)

	First Quarter 2010			Fourth Quarter 2009			First Quarter 2009
	Average			Average			Average
	Balance	Interest (a)	Yield/Rate (a)	Balance	Interest (a)	Yield/Rate (a)	Balance		Interest (a)	Yield/Rate (a)

Assets
Loans: (b),(c)
Commercial, financial and agricultural	$18,796	$222	4.78%	$19,817	$232	4.63%	$26,427		$278	4.26%
Real estate — commercial mortgage	10,430	128	4.98	10,853	132	4.84	10,965	[g]	140	5.20
Real estate — construction	4,537	45	4.07	5,246	62	4.70	7,511	[g]	84	4.54
Commercial lease financing	7,195	93	5.19	7,598	97	5.10	8,790		94	4.28

Total commercial loans	40,958	488	4.82	43,514	523	4.77	53,693		596	4.50
Real estate — residential mortgage	1,803	26	5.65	1,781	26	5.80	1,776		27	6.00
Home equity:
Community Banking	9,967	105	4.26	10,101	109	4.28	10,277		114	4.49
Other	816	15	7.57	862	16	7.54	1,036		19	7.55

Total home equity loans	10,783	120	4.51	10,963	125	4.53	11,313		133	4.77
Consumer other — Community Banking	1,162	36	12.63	1,185	32	11.06	1,225		32	10.56
Consumer other:
Marine	2,713	42	6.15	2,866	44	6.16	3,331		52	6.24
Other	209	4	7.76	224	5	7.81	274		5	7.97

Total consumer other	2,922	46	6.27	3,090	49	6.28	3,605		57	6.37

Total consumer loans	16,670	228	5.51	17,019	232	5.44	17,919		249	5.61

Total loans	57,628	716	5.02	60,533	755	4.96	71,612		845	4.77
Loans held for sale	390	4	4.43	618	6	3.35	686		8	4.89
Securities available for sale (b),(e)	16,312	151	3.73	15,937	151	3.82	8,127		101	5.05
Held-to-maturity securities (b)	23	1	8.20	24	—	3.34	25		1	9.84
Trading account assets	1,186	11	3.86	1,315	12	3.72	1,348		13	3.97
Short-term investments	2,806	2	.28	3,682	3	.23	2,450		3	.47
Other investments (e)	1,498	14	3.32	1,465	13	3.21	1,523		12	2.80

Total earning assets	79,843	899	4.54	83,574	940	4.47	85,771		983	4.63
Allowance for loan losses	(2,603)			(2,525)			(1,895)
Accrued income and other assets	11,454			10,785			15,448
Discontinued assets — education lending business	6,884			4,141			4,491

Total assets	$95,578			$95,975			$103,815

Liabilities
NOW and money market deposit accounts	$24,722	$23	.37	$24,910	25	.39	$23,957		38	.65
Savings deposits	1,828	—	.06	1,801	1	.06	1,744		—	.09
Certificates of deposit ($100,000 or more) (f)	10,538	88	3.39	11,675	103	3.49	12,455		121	3.93
Other time deposits	12,611	100	3.23	13,753	117	3.39	14,737		140	3.85
Deposits in foreign office	693	1	.30	711	—	.31	1,259		1	.21

Total interest-bearing deposits	50,392	212	1.71	52,850	246	1.84	54,152		300	2.24
Federal funds purchased and securities sold under repurchase agreements	1,790	1	.32	1,657	1	.31	1,545		1	.31
Bank notes and other short-term borrowings	490	3	2.41	418	3	3.03	4,405		6	.58
Long-term debt (f)	7,001	51	3.16	8,092	53	2.91	10,431		81	3.39

Total interest-bearing liabilities	59,673	267	1.83	63,017	303	1.94	70,533		388	2.25

Noninterest-bearing deposits	14,941			14,655			11,094
Accrued expense and other liabilities	3,064			3,097			7,139
Discontinued liabilities — education lending business (d)	6,884			4,141			4,491

Total liabilities	84,562			84,910			93,257

Equity
Key shareholders’ equity	10,747			10,843			10,352
Noncontrolling interests	269			222			206

Total equity	11,016			11,065			10,558

Total liabilities and equity	$95,578			$95,975			$103,815

Interest rate spread (TE)			2.71%			2.53%				2.38%

Net interest income (TE) and net interest margin (TE)		632	3.19%		637	3.04%			595	2.79%

TE adjustment (b)		7			7				6

Net interest income, GAAP basis		$625			$630				$589

Average balances have not been adjusted prior to the third quarter of 2009 to reflect Key’s January 1, 2008, adoption of the applicable accounting guidance related to the offsetting of certain derivative contracts on the consolidated balance sheet.
(a)	Results are from continuing operations. Interest excludes the interest associated with the liabilities referred to in (e) below, calculated using a matched funds transfer pricing methodology.

(b)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(c)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(d)	Discontinued liabilities include the liabilities of the education lending business and the dollar amount of any additional liabilities assumed necessary to support the assets associated with this business.

(e)	Yield is calculated on the basis of amortized cost.

(f)	Rate calculation excludes basis adjustments related to fair value hedges.

(g)	In late March 2009, Key transferred $1.5 billion of loans from the construction portfolio to the commercial mortgage portfolio in accordance with regulatory guidelines pertaining to the classification of loans that have reached a completed status.
TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

Noninterest Income
(in millions)

	Three months ended
	3-31-10	12-31-09	3-31-09

Trust and investment services income (a)	$114	$117	$110
Service charges on deposit accounts	76	82	82
Operating lease income	47	52	61
Letter of credit and loan fees	40	52	38
Corporate-owned life insurance income	28	36	27
Net securities gains (losses)	3	1	(14)
Electronic banking fees	27	27	24
Gains on leased equipment	8	15	26
Insurance income	18	16	18
Net gains (losses) from loan sales	4	(5)	7
Net gains (losses) from principal investing	37	80	(72)
Investment banking and capital markets income (loss) (a)	9	(47)	17
Gain from sale/redemption of Visa Inc. shares	—	—	105
Other income:
Credit card fees	3	2	3
Miscellaneous income	36	41	46

Total other income	39	43	49

Total noninterest income	$450	$469	$478

(a)	Additional detail provided in tables below.
Trust and Investment Services Income
(in millions)

	Three months ended
	3-31-10	12-31-09	3-31-09

Brokerage commissions and fee income	$33	$31	$38
Personal asset management and custody fees	37	37	33
Institutional asset management and custody fees	44	49	39

Total trust and investment services income	$114	$117	$110

Investment Banking and Capital Markets Income (Loss)
(in millions)

	Three months ended
	3-31-10	12-31-09	3-31-09

Investment banking income	$16	$29	$11
Income (loss) from other investments	1	(66)	(8)
Dealer trading and derivatives income (loss)	(16)	(21)	1
Foreign exchange income	8	11	13

Total investment banking and capital markets income (loss)	$9	$(47)	$17

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

Noninterest Expense
(dollars in millions)

	Three months ended
	3-31-10	12-31-09	3-31-09

Personnel (a)	$362	$400	$359
Net occupancy	66	67	66
Operating lease expense	39	50	50
Computer processing	47	49	47
Professional fees	38	63	34
FDIC assessment	37	37	30
OREO expense, net	32	25	6
Equipment	24	25	22
Marketing	13	22	14
Provision (credit) for losses on lending-related commitments	(2)	27	—
Intangible assets impairment	—	—	196
Other expense:
Postage and delivery	7	8	8
Franchise and business taxes	7	5	9
Telecommunications	6	6	7
Miscellaneous expense	109	87	79

Total other expense	129	106	103

Total noninterest expense	$785	$871	$927

Average full-time equivalent employees (b)	15,772	15,973	17,468

(a)	Additional detail provided in table below.

(b)	The number of average full-time equivalent employees has not been adjusted for discontinued operations.
Personnel Expense
(in millions)

	Three months ended
	3-31-10	12-31-09	3-31-09

Salaries	$222	$229	$223
Incentive compensation	47	76	36
Employee benefits	74	75	83
Stock-based compensation	14	15	9
Severance	5	5	8

Total personnel expense	$362	$400	$359

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

Loan Composition
(dollars in millions)

					Percent change 3-31-10 vs.
	3-31-10	12-31-09	3-31-09		12-31-09	3-31-09

Commercial, financial and agricultural	$18,015	$19,248	$25,405		(6.4)%	(29.1)%
Commercial real estate:
Commercial mortgage	10,467	10,457	12,057	[a]	.1	(13.2)
Construction	3,990	4,739	6,208	[a]	(15.8)	(35.7)

Total commercial real estate loans	14,457	15,196	18,265		(4.9)	(20.8)
Commercial lease financing	6,964	7,460	8,553		(6.6)	(18.6)

Total commercial loans	39,436	41,904	52,223		(5.9)	(24.5)
Real estate — residential mortgage	1,812	1,796	1,759		.9	3.0
Home equity:
Community Banking	9,892	10,048	10,281		(1.6)	(3.8)
Other	795	838	1,007		(5.1)	(21.1)

Total home equity loans	10,687	10,886	11,288		(1.8)	(5.3)
Consumer other — Community Banking	1,141	1,181	1,215		(3.4)	(6.1)
Consumer other:
Marine	2,636	2,787	3,256		(5.4)	(19.0)
Other	201	216	262		(6.9)	(23.3)

Total consumer other	2,837	3,003	3,518		(5.5)	(19.4)

Total consumer loans	16,477	16,866	17,780		(2.3)	(7.3)

Total loans [b]	$55,913	$58,770	$70,003		(4.9)%	(20.1)%

Loans Held for Sale Composition
(dollars in millions)

						Percent change 3-31-10 vs.
	3-31-10		12-31-09		3-31-09	12-31-09	3-31-09

Commercial, financial and agricultural	$25		$14		$24	78.6%	4.2%
Real estate — commercial mortgage	265		171		301	55.0	(12.0)
Real estate — construction	147		92		151	59.8	(2.6)
Commercial lease financing	27		27		10	—	170.0
Real estate — residential mortgage	92		139		183	(33.8)	(49.7)
Automobile	—		—		2	—	(100.0)

Total loans held for sale (c)	$556	(d)	$443	(d)	$671	25.5%	(17.1)%

(a)	In late March 2009, Key transferred $1.5 billion of loans from the construction portfolio to the commercial mortgage portfolio in accordance with regulatory guidelines pertaining to the classification of loans that have reached a completed status.

(b)	Excluded at March 31, 2010, December 31, 2009, and March 31, 2009, are loans in the amount of $6.0 billion, $3.5 billion and $3.7 billion, respectively, related to the discontinued operations of the education lending business.

(c)	Excluded at March 31, 2010, December 31, 2009, and March 31, 2009, are loans held for sale in the amount of $246 million, $434 million, and $453 million, respectively, related to the discontinued operations of the education lending business.

(d)	The beginning balance at December 31, 2009 of $443 million increased by new originations in the amount of $509 million, net transfers from held to maturity in the amount of $109 million and decreased by loan sales of $488 million, transfers to OREO/valuation adjustments of $11 million, and loan payments of $6 million for an ending balance of $556 million at March 31, 2010.

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

Summary of Loan Loss Experience from Continuing Operations
(dollars in millions)

	Three months ended
	3-31-10	12-31-09	3-31-09

Average loans outstanding	$57,628	$60,533	$71,612

Allowance for loan losses at beginning of period	$2,534	$2,485	$1,629
Loans charged off:
Commercial, financial and agricultural	139	232	244

Real estate — commercial mortgage	109	166	22
Real estate — construction	157	187	104

Total commercial real estate loans	266	353	126
Commercial lease financing	25	45	22

Total commercial loans	430	630	392
Real estate — residential mortgage	7	9	3
Home equity:
Community Banking	31	28	18
Other	18	20	15

Total home equity loans	49	48	33
Consumer other — Community Banking	18	17	14
Consumer other:
Marine	48	41	39
Other	5	5	6

Total consumer other	53	46	45

Total consumer loans	127	120	95

Total loans charged off	557	750	487
Recoveries:
Commercial, financial and agricultural	13	14	12

Real estate — commercial mortgage	3	1	1
Real estate — construction	—	6	—

Total commercial real estate loans	3	7	1
Commercial lease financing	4	6	4

Total commercial loans	20	27	17
Real estate — residential mortgage	—	1	—
Home equity:
Community Banking	1	1	1
Other	1	1	—

Total home equity loans	2	2	1
Consumer other — Community Banking	2	2	1
Consumer other:
Marine	10	8	7
Other	1	2	1

Total consumer other	11	10	8

Total consumer loans	15	15	10

Total recoveries	35	42	27

Net loan charge-offs	(522)	(708)	(460)
Provision for loan losses	413	756	847
Foreign currency translation adjustment	—	1	—

Allowance for loan losses at end of period	$2,425	$2,534	$2,016

Liability for credit losses on lending-related commitments at beginning of period	$121	$94	$54
Provision (credit) for losses on lending-related commitments	(2)	27	—

Liability for credit losses on lending-related commitments at end of period (a)	$119	$121	$54

Total allowance for credit losses at end of period	$2,544	$2,655	$2,070

Net loan charge-offs to average loans	3.67%	4.64%	2.60%
Allowance for loan losses to period-end loans	4.34	4.31	2.88
Allowance for credit losses to period-end loans	4.55	4.52	2.96
Allowance for loan losses to nonperforming loans	117.43	115.87	116.20
Allowance for credit losses to nonperforming loans	123.20	121.40	119.31

Discontinued operations — education lending business:
Loans charged off	$37	$37	$33
Recoveries	1	1	1

Net loan charge-offs	$(36)	$(36)	$(32)

(a)	Included in “accrued expense and other liabilities” on the balance sheet.

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

Summary of Nonperforming Assets and Past Due Loans From Continuing Operations
(dollars in millions)

	3-31-10	12-31-09	9-30-09	6-30-09	3-31-09

Commercial, financial and agricultural	$558	$586	$679	$700	$595

Real estate — commercial mortgage	579	614	566	454	310
Real estate — construction	607	641	702	716	546

Total commercial real estate loans	1,186	1,255	1,268	1,170	856
Commercial lease financing	99	113	131	122	109

Total commercial loans	1,843	1,954	2,078	1,992	1,560
Real estate — residential mortgage	72	73	68	46	39
Home equity:
Community Banking	111	107	103	101	91
Other	18	21	21	20	19

Total home equity loans	129	128	124	121	110
Consumer other — Community Banking	4	4	4	5	3
Consumer other:
Marine	16	26	15	19	21
Other	1	2	1	2	2

Total consumer other	17	28	16	21	23

Total consumer loans	222	233	212	193	175

Total nonperforming loans	2,065	2,187	2,290	2,185	1,735

Nonperforming loans held for sale	195	116	304	145	72

OREO	175	191	187	182	147
Allowance for OREO losses	(45)	(23)	(40)	(11)	(4)

OREO, net of allowance	130	168	147	171	143

Other nonperforming assets	38	39	58	47	44

Total nonperforming assets	$2,428	$2,510	$2,799	$2,548	$1,994

Accruing loans past due 90 days or more	$434	$331	$375	$552	$435
Accruing loans past due 30 through 89 days	639	933	1,071	1,081	1,313
Restructured loans included in nonperforming loans (a)	226	364	65	7	—
Nonperforming assets from discontinued operations — education lending business	43	14	12	3	3
Nonperforming loans to period-end portfolio loans	3.69%	3.72%	3.68%	3.25%	2.48%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	4.31	4.25	4.46	3.77	2.84

(a)	Restructured loans (i.e. troubled debt restructurings) are those for which Key, for reasons related to a borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. These concessions are made to improve the collectability of the loan and generally take the form of a reduction of the interest rate, extension of the maturity date or reduction in the principal balance.

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

Summary of Changes in Nonperforming Loans From Continuing Operations
(in millions)

	1Q10	4Q09	3Q09	2Q09	1Q09

Balance at beginning of period	$2,187	$2,290	$2,185	$1,735	$1,221
Loans placed on nonaccrual status	746	1,141	1,160	1,227	1,166
Charge-offs	(557)	(750)	(619)	(540)	(487)
Loans sold	(15)	(70)	(4)	(12)	(15)
Payments	(102)	(237)	(294)	(142)	(105)
Transfers to OREO	(20)	(98)	(91)	(45)	(32)
Transfers to nonperforming loans held for sale	(59)	(23)	(5)	(30)	—
Transfers to other nonperforming assets	(3)	(4)	(29)	—	—
Loans returned to accrual status	(112)	(62)	(13)	(8)	(13)

Balance at end of period	$2,065	$2,187	$2,290	$2,185	$1,735

Summary of Changes in Nonperforming Loans Held For Sale From Continuing Operations
(in millions)

	1Q10	4Q09	3Q09	2Q09	1Q09

Balance at beginning of period	$116	$304	$145	$72	$88
Transfers in	129	71	216	79	2
Loans sold	(38)	(228)	(45)	(1)	—
Transfers to OREO	(6)	—	—	(1)	(12)
Valuation adjustments	(6)	(15)	(10)	(4)	(6)
Loans returned to accrual status / other	—	(16)	(2)	—	—

Balance at end of period	$195	$116	$304	$145	$72

Summary of Changes in Other Real Estate Owned, Net of Allowance, From Continuing Operations
(in millions)

	1Q10	4Q09	3Q09	2Q09	1Q09

Balance at beginning of period	$168	$147	$171	$143	$107
Properties acquired — nonperforming loans	26	98	91	46	44
Valuation adjustments	(28)	(12)	(36)	(9)	(3)
Properties sold	(36)	(65)	(79)	(9)	(5)

Balance at end of period	$130	$168	$147	$171	$143

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

Line of Business Results
(dollars in millions)
Community Banking

						Percent change 1Q10 vs.
	1Q10	4Q09	3Q09	2Q09	1Q09	4Q09	1Q09

Summary of operations
Total revenue (TE)	$599	$629	$632	$632	$612	(4.8)%	(2.1)%
Provision for loan losses	142	230	160	199	141	(38.3)	.7
Noninterest expense	468	492	491	496	468	(4.9)	—
Net income (loss) attributable to Key	5	(41)	(1)	(29)	12	N/M	(58.3)
Average loans and leases	27,769	28,321	29,126	30,305	31,275	(1.9)	(11.2)
Average deposits	51,459	52,640	53,068	52,786	51,655	(2.2)	(.4)
Net loan charge-offs	116	148	103	114	89	(21.6)	30.3
Net loan charge-offs to average loans	1.69%	2.07%	1.40%	1.51%	1.15%	N/A	N/A
Nonperforming assets at period end	$597	$544	$559	$512	$499	9.7	19.6
Return on average allocated equity	.54%	(4.52)%	(.11)%	(3.18)%	1.37%	N/A	N/A
Average full-time equivalent employees	8,187	8,227	8,472	8,709	8,939	(.5)	(8.4)

Supplementary information (lines of business)
Regional Banking
Total revenue (TE)	$490	$512	$528	$529	$509	(4.3)%	(3.7)%
Provision for loan losses	115	139	93	166	68	(17.3)	69.1
Noninterest expense	422	429	430	439	411	(1.6)	2.7
Net income (loss) attributable to Key	(18)	(18)	14	(37)	29	—	N/M
Average loans and leases	18,753	19,076	19,347	19,745	20,004	(1.7)	(6.3)
Average deposits	46,197	47,569	48,551	48,717	47,784	(2.9)	(3.3)
Net loan charge-offs	96	82	78	72	52	17.1	84.6
Net loan charge-offs to average loans	2.08%	1.71%	1.60%	1.46%	1.05%	N/A	N/A
Nonperforming assets at period end	$327	$319	$289	$245	$205	2.5	59.5
Return on average allocated equity	(2.99)%	(3.07)%	2.40%	(6.41)%	5.22%	N/A	N/A
Average full-time equivalent employees	7,836	7,877	8,120	8,339	8,565	(.5)	(8.5)

Commercial Banking
Total revenue (TE)	$109	$117	$104	$103	$103	(6.8)%	5.8%
Provision for loan losses	27	91	67	33	73	(70.3)	(63.0)
Noninterest expense	46	63	61	57	57	(27.0)	(19.3)
Net income (loss) attributable to Key	23	(23)	(15)	8	(17)	N/M	N/M
Average loans and leases	9,016	9,245	9,779	10,560	11,271	(2.5)	(20.0)
Average deposits	5,262	5,071	4,517	4,069	3,871	3.8	35.9
Net loan charge-offs	20	66	25	42	37	(69.7)	(45.9)
Net loan charge-offs to average loans	.90%	2.83%	1.01%	1.60%	1.33%	N/A	N/A
Nonperforming assets at period end	$270	$225	$270	$267	$294	20.0	(8.2)
Return on average allocated equity	7.29%	(7.19)%	(4.54)%	2.39%	(5.28)%	N/A	N/A
Average full-time equivalent employees	351	350	352	370	374	.3	(6.1)

KeyCorp Reports First Quarter 2010 Results
April 21, 2010

Line of Business Results (continued)
(dollars in millions)
National Banking

						Percent change 1Q10 vs.
	1Q10	4Q09	3Q09	2Q09	1Q09	4Q09	1Q09

Summary of operations
Total revenue (TE)	$376	$342	$383	$447	$423	9.9%	(11.1)%
Provision for loan losses	161	382	439	494	511	(57.9)	(68.5)
Noninterest expense	270	299	323	292	428	(9.7)	(36.9)
Net income (loss) attributable to Key	(33)	(211)	(234)	(210)	(394)	84.4	91.6
Average loans and leases	22,440	24,011	26,715	28,586	29,697	(6.5)	(24.4)
Average loans held for sale	240	431	368	393	482	(44.3)	(50.2)
Average deposits	12,398	13,241	13,289	13,004	11,945	(6.4)	3.8
Net loan charge-offs	251	411	357	252	239	(38.9)	5.0
Net loan charge-offs to average loans	4.54%	6.79%	5.30%	3.54%	3.26%	N/A	N/A
Nonperforming assets at period end	$1,285	$1,326	$1,510	$1,217	$770	(3.1)	66.9
Return on average allocated equity	(3.89)%	(22.66)%	(23.90)%	(21.41)%	(40.22)%	N/A	N/A
Average full-time equivalent employees	2,409	2,434	2,508	2,581	2,661	(1.0)	(9.5)

Supplementary information (lines of business)
Real Estate Capital and Corporate Banking Services
Total revenue (TE)	$144	$93	$136	$192	$185	54.8%	(22.2)%
Provision for loan losses	145	304	336	414	438	(52.3)	(66.9)
Noninterest expense	114	112	96	111	190	1.8	(40.0)
Net income (loss) attributable to Key	(72)	(202)	(183)	(207)	(320)	64.4	77.5
Average loans and leases	12,340	13,256	14,321	15,144	15,717	(6.9)	(21.5)
Average loans held for sale	115	228	201	182	206	(49.6)	(44.2)
Average deposits	9,817	10,587	10,833	10,663	10,163	(7.3)	(3.4)
Net loan charge-offs	207	381	276	212	173	(45.7)	19.7
Net loan charge-offs to average loans	6.80%	11.40%	7.65%	5.61%	4.46%	N/A	N/A
Nonperforming assets at period end	$1,067	$1,094	$1,184	$1,023	$622	(2.5)	71.5
Return on average allocated equity	(14.08)%	(35.45)%	(30.49)%	(34.17)%	(56.11)%	N/A	N/A
Average full-time equivalent employees	1,074	1,088	1,103	1,118	1,160	(1.3)	(7.4)

Equipment Finance
Total revenue (TE)	$61	$66	$59	$65	$66	(7.6)%	(7.6)%
Provision for loan losses	4	65	75	42	41	(93.8)	(90.2)
Noninterest expense	48	59	88	61	56	(18.6)	(14.3)
Net income (loss) attributable to Key	6	(36)	(65)	(24)	(19)	N/M	N/M
Average loans and leases	4,574	4,610	5,010	5,051	5,031	(.8)	(9.1)
Average loans held for sale	1	—	20	18	8	100.0	(87.5)
Average deposits	6	7	6	9	9	(14.3)	(33.3)
Net loan charge-offs	18	21	30	29	22	(14.3)	(18.2)
Net loan charge-offs to average loans	1.60%	1.81%	2.38%	2.30%	1.77%	N/A	N/A
Nonperforming assets at period end	$111	$122	$118	$105	$89	(9.0)	24.7
Return on average allocated equity	6.59%	(39.02)%	(66.98)%	(26.09)%	(16.94)%	N/A	N/A
Average full-time equivalent employees	605	626	661	679	688	(3.4)	(12.1)

Institutional and Capital Markets
Total revenue (TE)	$171	$183	$188	$190	$172	(6.6)%	(.6)%
Provision for loan losses	12	13	28	38	32	(7.7)	(62.5)
Noninterest expense	108	128	139	120	182	(15.6)	(40.7)
Net income (loss) attributable to Key	33	27	14	21	(55)	22.2	N/M
Average loans and leases	5,526	6,145	7,384	8,391	8,949	(10.1)	(38.3)
Average loans held for sale	124	203	147	193	268	(38.9)	(53.7)
Average deposits	2,575	2,647	2,450	2,332	1,773	(2.7)	45.2
Net loan charge-offs	26	9	51	11	44	188.9	(40.9)
Net loan charge-offs to average loans	1.91%	.58%	2.74%	.53%	1.99%	N/A	N/A
Nonperforming assets at period end	$107	$110	$208	$89	$59	(2.7)	81.4
Return on average allocated equity	13.38%	10.03%	4.97%	7.41%	(18.51)%	N/A	N/A
Average full-time equivalent employees	730	720	744	784	813	1.4	(10.2)

TE = Taxable Equivalent, N/A = Not Applicable, N/M = Not Meaningful